Exhibit 10.36

Private & Confidential

[NAME]

[POSITION]

[DATE]

Dear [NAME],

Identification as RBS Material Risk Taker

As part of the Basel 3 response to the financial crisis and under the EU Capital Requirements Directive (“CRD IV”), a range of qualitative and quantitative measures are being implemented to strengthen the world’s financial sector and the banks that operate within it. RBS’ strategy reflects this and our determination to build a safer and more sustainable business for the long term that meets the needs of our customers, regulators and shareholders.

Some of the Basel 3 changes will impact the pay for certain staff with Material Risk Taker (“MRT”) roles i.e. staff whose professional activities have a material influence over the bank’s performance or risk profile. As a result we are obliged to identify all staff who meet the criteria of an MRT, as detailed under CRD IV, to comply with this regulatory change. This new criteria replaces the previous Code Staff designation. Following a review by your Business CEO/function head, your current role has been identified as an MRT role.

The information overleaf will help you understand the definition of an MRT and what that means in practice for how pay will now be structured. It also explains how we will disclose pay information to our regulators.

The accompanying letter sets out how these regulatory changes and holding an MRT role will impact your pay.

If you have any questions, please contact your line manager.

Yours sincerely,

David Stephen

Chief Risk Officer

What are Material Risk Taker Roles?

The European Banking Authority (“EBA”) has issued criteria for identifying MRT roles i.e. staff whose professional activities have a material influence over the bank’s performance or risk profile.

The criteria for identifying MRTs are both Qualitative (based on the nature of the role) and Quantitative (i.e. those who exceed the stipulated total remuneration threshold based on the previous year’s total remuneration).

The Qualitative criteria can be summarised as:

1. staff within the management body;

2. senior management;

3. other staff with key functional or managerial responsibilities; and

4. staff, individually or as part of a Committee, with authority to approve new business products or to commit to credit risk exposures and market risk transactions above certain levels.

The Quantitative Remuneration criteria are:

1. Individuals earning €500k or more in the previous year; or

2. Individuals in the top 0.3% of earners in the previous year; or

3. Individuals who earned more than the lowest paid identified staff per the Qualitative criteria, excluding Non- Executive Directors, support and control functions

In addition we are required to include any existing Code Staff roles, even if they do not meet the EBA criteria.

The MRT criteria will supersede the current Code Staff criteria.

What does this mean in practice?

Performance management

Given the importance of MRTs in driving the performance and culture of the bank, there is additional governance for your performance rating and pay - your performance document tells us what you’ve achieved, how you’ve gone about it and progress with your development:

•	Your Business reviews the timely completion and quality of your performance document at key stages each year

•	The bank’s Chief HR Officer and Group Performance & Remuneration Committee oversee your performance rating and performance award.

How does this affect how we pay?

Our pay structures must comply with relevant regulations. Therefore, if any agreement is made and/or an amount is paid to you which would breach the regulations, such agreement would be void and any amounts paid subject to recovery or termination.

Bonus Cap affecting variable pay

From the start of 2014 the EU Capital Requirements Directive introduces a ‘bonus cap’ for all MRTs. This means your variable pay must not exceed your fixed pay.

Your variable pay may be made up of:		Your fixed pay may be made up of:
•	Annual bonus	•	Salary
•	Incentives	•	Fixed allowance
•	Long term incentive	•	Role based allowance
		•	Pension & benefit funding

Deferral

As with Code Staff currently, any variable pay granted to you will be subject to the bank’s deferral policy. Additional deferral terms apply to MRTs. At least 40% of any performance award will be deferred and at least 50% will be delivered in shares or other instruments. Additional retention requirements apply to the share elements of awards. Currently the retention period is six months post vesting.

Disclosure

RBS will be regularly required to make disclosures to regulators around the identification of MRTs and their respective remuneration arrangements and this letter confirms that we will make those necessary disclosures as required.

Private & Confidential

[NAME]

[POSITION]

[DATE]

Dear [NAME],

Material Risk Taker - Role Based Allowance

Further to the communication you received regarding your role, which has been identified as a “Material Risk Taker” (“MRT”) role, this letter now sets out what that means for your pay.

Your Fixed Pay

The table below details changes to the make up of your fixed pay.

Pay Element	Current Annual Amount	New Annual Amount
Salary	[—]	[—]
Role Based Allowance	[—]	[—]
Total Fixed Pay	[—]	[—]

Total fixed pay also includes any pension or benefit funding in addition to the fixed pay amounts set out above and is taken into account when determining maximum total compensation opportunity.

Your Role Based Allowance

The table below details the form of your RBA for performance year [—].

RBA Payment Type	Allowance Effective Start Date	Annual Amount
Citizens shares	[—]	[—]
Cash	[—]	[—]
Total RBA effective from [DATE]		[—]

Terms of the RBA are detailed on the following page.

Your Role Based Allowance is subject to all terms and conditions contained in this letter and its Appendices.

Terms of the RBA

Payment Basis

The RBA will accrue daily from the Allowance effective start date.

Delivery of RBA

The RBA will be delivered in [a combination of cash and shares] [shares] in Citizens Financial Group (CFG) as detailed above. Delivery of CFG shares is subject to the proposed initial public offering, or IPO, of CFG occurring on or before the share portion of the RBA is delivered in [DATE].

In the event the IPO of CFG does not occur on or before this date, [the share portion of] your RBA will instead be delivered in shares in The Royal Bank of Scotland Group plc (RBS), with the number of shares to be delivered calculated with reference to such currency exchange rate or method of exchange as RBS considers appropriate.

Any shares delivered under your RBA will be subject to a Retention Period and subject to tax withholding, in each case as set forth below.

Allowance Installment Payment Dates

[The first payment of your RBA in cash will be made on [DATE], for amounts accrued up to [DATE], with payment via regular payroll for amounts accrued thereafter.] Your first payment of your RBA in shares will be made in [DATE] for amounts accrued up to the payment date, subject to there being no dealing restrictions applying on that date that would prevent delivery. In the event that any dealing restrictions do apply, shares will be delivered on the first date on which such restrictions no longer apply.

Retention Period

Any shares delivered to you, following any applicable tax withholding, will be subject to a [—] year retention period and will be released in installments over this period. During this retention period, you must not sell, or arrange for the future sale of, your shares. Voting and dividend rights attached to your shares are unrestricted during this retention period.

In the event of your death, the requirement to hold shares during the retention period will no longer apply.

Associated pay impact

Your RBA will not form part of your remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced. RBAs will not be included in determination of severance, termination or redundancy payments or payments in lieu of notice.

Ceasing to be an MRT

Your RBA is linked to your MRT role rather than to you individually. This means that if you cease to undertake your current MRT role, cease to be an MRT or leave CFG you will not be entitled to receive any RBA for the period following the cessation date. The next scheduled [cash and/or shares] [share] payment of your RBA will [each] be reduced pro- rata to reflect the RBA accrued up to the cessation date, and you will retain any shares received subject to the retention period.

Tax Withholding

CFG or RBS (as applicable) may withhold any amounts or make such other arrangements as it considers necessary to meet any liability to taxation, social security contributions or other appropriate levies due in respect of your RBA.

Alternative Settlement

The portion of your RBA to be delivered in shares may be settled in cash, as determined in the discretion of the CFG Compensation and Human Resources Committee (CompCo) (or in the event the share portion of your RBA is delivered in the form of RBS shares, the RBS Group Performance & Remuneration Committee (RBS RemCo)).

Review of RBA

CFG reserves the right to adjust (including downwards) or remove the RBA at such time as the CFG Compensation Committee or RBS Group Performance & Remuneration Committee considers appropriate. Any adjustments will have immediate effect unless otherwise specified.

An Allowance Installment Payment will not be made if to the extent required or prevented by any legal or regulatory requirement applicable to CFG or RBS or, in the opinion of either CFG or RBS, such Allowance Installment Payment would be inappropriate or impractical. In such circumstances or for any other reason deemed appropriate by the CFG Compensation Committee or the RBS Group Performance & Remuneration Committee, all or any part of your Role Based Allowance may be modified, amended, suspended or terminated.

Interpretation of terms

The decision of the CFG Compensation Committee, or the RBS Group Performance & Remuneration Committee, as applicable, in connection with the interpretation of these terms, or in any dispute relating to any matter concerning your RBA, will be final and conclusive.

Acceptance

By participating and accepting payment of your Role Based Allowance, you accept and consent to the terms and conditions of your Role Based Allowance as set out in the this letter and its Appendices.

If you have any questions, please contact your line manager.

Yours sincerely,

Elaine Arden

Chief HR Officer

Appendices

Appendix 1: Important information about the RBA

Appendix 2: US Prospectus

Appendix 1

Important Information

1.	Your Role Based Allowance (or RBA) is being delivered in accordance with the terms set out in the letter communicating your Role Base Allowance and the accompanying appendices. In the event the proposed initial public offering of CFG does not occur on or before the share portion of your RBA is delivered in [DATE], the share portion of your Role Based Allowance will be delivered in RBS shares subject also to the provisions of Schedule 1 to the RBS 2014 Employee Share Plan (the Allowance Schedule). To the extent that the Allowance Schedule applies, in the event of a conflict between the Allowance Schedule and the letter communicating your Role Based Allowance or its appendices, the Allowance Schedule will take precedence.

2.	The receipt of your Role Based Allowance does not affect, or form part of, your contract of employment or create any right to, or expectation of, continued employment. There is no guarantee that you will receive a Role Based Allowance in any future years. Your Role Based Allowance cannot be transferred. You will not have any claim or right to compensation or damages or any other sum or benefit in respect of your RBA, including, without limitation, in relation to:

(1)	Your eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the delivery of RBAs;

(2)	any exercise of discretion or a decision taken in relation to RBAs (whether or not this is to your disadvantage) even it if is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between you and your employer;

(3)	any loss or reduction of any rights or expectations in respect of your RBA in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(4)	any loss of tax or any other fiscal detriment suffered in relation to the reduction or forfeiture of your RBA; and

(5)	the operation, suspension, termination of or amendments to your RBA.

3.	Participation in delivering of your RBA is permitted only on the basis that any rights that are not expressly set out in your RBA terms and conditions are excluded. You will be deemed to have waived any such excluded rights in consideration for, and as a condition of, participating in the delivery of your RBA.

4.	Nothing in the terms and conditions of your RBA confers any benefit, right or expectation on a person other than you. No such third party will have any rights to enforce any term of your RBA. But this does not affect any other right or remedy of a third party which exists or is available.

5.	The terms and conditions of your RBA apply throughout your employment, after the termination of your employment, and during any period when you have given or received notice to terminate your employment (whether such termination is lawful or unlawful).

6.	CFG and RBS will process certain personal information in connection with your Role Based Allowance in order to facilitate payment, or for any purposes required by law, or for any other legitimate business purposes. We may make your personal information available to other parts of RBS and/or to third parties for these purposes. This may result in certain of your personal information being transferred to a jurisdiction which may not offer the same statutory protections for personal information as the laws of your home jurisdiction.

7.	The CFG CompCo or the RBS RemCo may from time to time vary the operational policy, or guidelines relating to the administration and operation of your Role Based Allowance.

8.

By participating in and accepting payment of your RBA, you agree and acknowledge that the restrictions contained in the terms and conditions of your RBA are reasonable and necessary to protect the business of CFG and RBS and that the benefit you receive under your RBA is sufficient compensation of these restrictions. Each of the restrictions set out in the terms and conditions of your RBA is an entire, separate and independent restriction, despite the fact that they may be contained in the same phrase and if any part is found to be invalid or unenforceable, the remainder will remain valid and enforceable. If any of the restrictions is judged to be void or ineffective, but would be treated as valid and effective if modified, they will apply with such modifications as necessary as necessary to make them valid and effective.

Where to go for more information

Details of the tax treatment of your Role Based Allowance (to the extent delivered in cash or RBS shares) can be found at [—].

THIS DOCUMENT FORMS PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Appendix 2 – Operation of RBAs – USA

This Appendix applies only to the extent that you receive RBS shares as a component of your RBA.

Securities offered as part of the RBA

Any RBS shares forming part of an RBA will be delivered under the RBS 2014 Employee Share Plan (the “Plan”) and are fully paid ordinary shares in the capital of The Royal Bank of Scotland Group plc (the “Company”). RBS shares may be newly issued shares or market purchase shares acquired to satisfy Role Based Allowances. The Plan was adopted by the board of directors of the Company (the “Board of Directors”) and approved by the Company’s shareholders on 25 June 2014 and is maintained by the Company for the benefit of employees of the Company and its subsidiaries. The Plan should be read in conjunction with this Appendix and letter.

Share limits

In any 10 year period, not more than 10 per cent of the issued ordinary share capital of the Company, including Class B shares of the Company (“B Shares”), may be issued or committed to be issued in respect of awards under the Plan (including fixed RBAs) and all other employee share plans operated by the Company. In addition, in any 10 year period, not more than 5 per cent of the issued ordinary share capital of the Company, including B Shares, may be issued or committed to be issued in respect of awards under the Plan (including RBAs but excluding awards granted in mandatory substitution of annual bonuses) and any other discretionary share plans operated by the Company.

Administration of the Plan

The Plan is managed by the Group Performance and Remuneration Committee (the “Committee”) of the Board of Directors. However, the Committee can give permission to any individual or group of people to exercise powers under the Plan. The Committee can establish or vary the administrative and operational regulations of the Plan. The Committee is made up of at least three independent non-executive directors of the Company. The Board of Directors appoints the members of the Committee from amongst its members.

Transfer Restrictions

Details of the transfer restrictions are included in the attached letter.

Changes to the Plan

The Committee may amend the Plan at any time and in any respect. However, prior shareholder approval will be required for any amendments to certain provisions which are to the advantage of participants. These provisions relate to: eligibility; share limits; the basis for determining a participant’s entitlement; any adjustment of entitlements if there is a variation of capital; and the amendment power itself.

Shareholder approval is not required for minor amendments in order to: benefit the administration of the Plan; comply with or take account of any proposed or existing legislation; take account of any changes in legislation; or obtain or maintain favourable tax, exchange control, or regulatory treatment for the Company or any of its subsidiaries or any participant. This enables the Committee to implement further jurisdiction-specific plans based on the Plan, modified to take account of tax, exchange control or securities laws in non-UK jurisdictions, but still subject to the individual and dilution share limits set out above.

In addition, shareholder approval will not be required to amend the leaver rules if such amendment is considered by the Committee necessary to comply with any requirements imposed under the UK Prudential Regulatory Authority’s Remuneration Code, as amended or any other legislation or regulation.

Termination of the Plan

The Plan will end on 25 June 2024, but the Committee can close the Plan at any time before then.

Governing law

The Plan is governed by English law. The Plan is not regarded, in the United States, as a qualified plan under Section 401(a) of the Code. Further, the Plan is not subject to any of the provisions of the United States Employee Retirement Income Security Act of 1974, as amended (often referred to as ERISA).

Incorporation of documents by reference

RBS has filed a Registration Statement on Form S-8 (Registration No. 333-197023) (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) covering the RBS shares to be delivered pursuant to the Plan.

The SEC allows RBS to “incorporate by reference” in the Registration Statement the information filed by RBS with the SEC, which means RBS can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Information RBS files later with the SEC will automatically update and supersede information pertaining to the same subject in this prospectus or in earlier filings with the SEC. RBS incorporates by reference into this prospectus the following documents filed with the SEC:

(i) Annual Report of the Company on Form 20-F (File No. 001-10306) for the fiscal year ended December 31, 2013; and

(ii) The registrant’s reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2013.

To the extent designated therein, certain current reports of RBS in the United States on Form 6-K, and all documents filed by RBS in the United States under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such documents.

If you would like more information about the Plan or its administrators, or if you would like copies of the documents incorporated by reference or any of the documents constituting part of this prospectus that RBS is required to deliver to employees, upon written or oral request, pursuant to Rule 428(b) of the Securities Act, free of charge, please contact [—]. You can also email [—]. Some of these documents are also available for viewing in the Investors section of our website at www.investors.rbs.com. Our Annual Report on Form 20- F filed with the SEC for the fiscal year ended December 31, 2013 can be found under the Investors section of www.RBS.com.